Exhibit 99.RAPROXY

Proxy Voting and Class Actions

Background

In Proxy Voting by Investment Advisers, Investment Advisers Act Release No. 2106 (January 31, 2003), the SEC noted, “The federal securities laws do not specifically address how an adviser must exercise its proxy voting authority for its clients. Under the Advisers Act, however, an adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services undertaken on the client’s behalf, including proxy voting. The duty of care requires an adviser with proxy voting authority to monitor corporate events and to vote the proxies.”

Rule 206(4)-6 under the Advisers Act requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

•	Adopt and implement written policies and procedures reasonably designed to ensure the adviser votes client securities in the clients’ best interests. Such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;

•	Disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and

•	Describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures.

Additionally, paragraph (c)(2) of Rule 204-2 imposes additional recordkeeping requirements on investment advisers that execute proxy voting authority, as described in the Maintenance of Books and Records section of this Manual. The Advisers Act lacks specific guidance regarding an adviser’s duty to direct clients’ participation in class actions. However, many investment advisers adopt policies and procedures regarding class actions.

CAZ RA understands that voting proxies with respect to securities held by its client(s) is an important element of the overall investment process. In accordance with applicable rules and as a matter of fiduciary duty, CAZ RA has adopted these proxy voting policies and procedures (the “Policies”).

Policies and Procedures

Proxy Voting Policy

Investments held by the Client(s) do not typically convey traditional voting rights, and the occurrence of corporate governance or other consent or voting matters from such investments is typically substantially less than that encountered in connection with registered equity securities.

CAZ RA understands the fiduciary duty owed to its Client(s) and shall approach the voting of proxies in the manner consistent with the duties required of such a relationship. As such, CAZ RA will review all proxies received and will determine if the action(s) will add value on a case-by-case basis. Generally, considerations for value add to the Client(s) will be based on impacts and maximization to the value of Client assets. CAZ RA may abstain from any votes where it does not possess knowledge to enhance the value add to its Client(s).

Proxy Voting Procedure

CAZ RA, to the greatest extent possible, will leverage the proxy voting systems and infrastructure in place with its affiliated registered firm, CAZ I. Utilizing these operational proxy voting systems will benefit CAZ RA by providing established and reliable protocols.

Absent specific instructions from the Client(s), CAZ RA shall adhere to the following proxy voting procedures designed to ensure that proxies are properly identified, voted, and documented, and that any conflicts of interest are addressed appropriately.

•	CAZ RA will vote with the recommendations of management except in situations where there is a vote about executive compensation;

•	Votes about changes to executive compensation will be individually reviewed and discussed with the CAZ I CIO to determine what conflicts of interest, if any, require a vote that deviates from management’s recommended action;

•	The Traders have voting responsibility for all proxies, including any necessary discussions regarding conflicts of interests with the CAZ RA CCO and/or CAZ I CCO;

•	Notifications from ISS-Proxy, email notifications to pe@cazinvestments.com or hf@cazinvestments.com, or physical mailings received will be the source of notification of upcoming proxy votes;

•	CAZ RA will maintain the books and records for votes that have been cast; and,

•	CAZ RA generally does not take specific instructions on proxy votes from external parties and maintains responsibility for voting all proxies pursuant to its discretionary authority.

Conflicts of Interest

CAZ RA will identify conflicts that exist between the interests of itself as the adviser, CAZ I as the affiliated registered advisory firm, and it’s Client(s) by reviewing the relationship of CAZ RA with the issuer of each security to determine if CAZ RA or its employees has any financial, business, or personal relationship with the issuer.

In circumstances when there may be a material conflict of interest between CAZ RA’s interests and Clients’ interests in how proxies are voted, CAZ RA will work with appropriate third-parties as necessary to mitigate or eliminate the conflict of interest in order to vote proxies in the best interest of the Client(s).

CAZ RA will maintain a record of the voting resolution to any material conflict of interest.

Disclosure to Clients

CAZ RA provides advisory services only to registered investment companies, and as such, does not file Form ADV Part 2. Clients or interested parties may request a copy of the Policies from the CAZ RA CCO. Any requests for information about proxy voting should be promptly forwarded to the CAZ RA CCO.

As a matter of policy, CAZ RA does not disclose how it expects to vote on upcoming proxies. Additionally, CAZ RA generally does not disclose the way it voted proxies to unaffiliated third-parties.

Form N-PX

Form N-PX is filed by the Fund Administrator to CAZ RA’s fund, by no later than August 31st of each year, and it details all proxies voted on behalf of the Fund for the prior twelve (12) months period ended June 30th. In connection with this filing, the CAZ RA CCO must sign and return no later than July 30th the Form N-PX certification to the Board.

Record Keeping and Review

CAZ RA, in accordance with Rule 204-2 of the Advisers Act (the “Books and Records Rule”), shall maintain for a period of at least five (5) years from the end of the fiscal year voted: a record of each proxy statement received regarding Client securities, records of votes cast on behalf of Clients, record of Client requests for proxy voting information, correspondence and documentation prepared in connection to any conflicts of interest identified, and all proxy voting policies and procedures including any amendments.

The CAZ RA CCO will review the Policies no less than annually and shall retain a copy of this review for Books and Records Rule purposes.